Exhibit 10.1

OLIN SENIOR EXECUTIVE PENSION PLAN

(Amended and Restated as of October 24, 2008)

ARTICLE I.   INTRODUCTION

1.1 Establishment and Restatement of Plan.  Olin Corporation (the “Company” or “Olin”) hereby amends and restates its Olin Senior Executive Pension Plan (the “Plan”).  The Plan was originally adopted by Olin’s Board of Directors on September 27, 1984, amended from time to time thereafter and is now amended and restated, effective as of October 24, 2008.  The provisions of this restated Plan are generally only applicable to Participants in the employ of the Company on or after the effective date of such provisions. Participants who terminated prior to that date (or the Surviving Spouses of such Participants) shall be eligible for benefits, if any, under the terms of the Plan then in effect, or as subsequently amended such that the amended terms apply to such persons.

1.2 Purpose.  The purpose of this Plan is to attract and retain a management group capable of assuring Olin’s future success by providing them with supplemental retirement income under this Plan.  This Plan is intended to be an unfunded, nonqualified deferred compensation plan for a select group of management or highly compensated employees.

1.3 Freeze of the Plan as of December 31, 2007.  Notwithstanding anything in the Plan (including, without limitation, Article III) to the contrary, the Plan is hereby frozen with respect to Participants effective as of December 31, 2007.  Participants will be eligible to accrue benefits under the Plan through December 31, 2007 but will not accrue any additional benefits under the Plan after that date.  Service by Participants after December 31, 2007 will count toward meeting the eligibility requirements for commencing a Plan benefit (including early retirement benefits), but not toward the determination of any benefit amount under the Plan.  Additionally, compensation earned by Participants after 2007 will not count toward the determination of any benefit amounts under the Plan.  Benefits (if any) will be paid to Participants at such time a Participant is eligible to begin to receive benefits under the applicable terms of the Plan, and shall be subject to any applicable early retirement reductions, payment form adjustments or other adjustments as otherwise provided herein.

1.4 Code Section 409A.  This restatement of the Plan set forth herein is intended to comply with the applicable requirements of Code Section 409A, as set out by the American Jobs Creation Act of 2004 and supplemented by the additional guidance provided by the Treasury Department.  As of the restatement date, the Participants in the Plan can be split into three categories:

(i) Participants (or Surviving Spouses) who have already commenced Plan benefits (including those who have been paid in full) (the “Retired Participants”),

(ii) terminated vested Participants not yet in pay status whose Plan benefits are determined under Code Section 409A to be completely (x) attributable to amounts deferred in taxable years beginning before January 1, 2005, and (y) not subject to Code Section 409A (the “Grandfathered Participants”), and

(iii) all other Participants (the “409A Participants”).

Retired Participants shall be unaffected by the restatement and shall continue to receive Plan benefits, if any, pursuant to the prior terms of the Plan applicable to them.  Grandfathered Participants and 409A Participants (and their applicable Surviving Spouses) shall be paid Plan benefits, if any, in the time and form of payment as determined under the terms of the restated Plan.

ARTICLE II.  ELIGIBILITY

2.1 Participation.  Participation in the Plan was frozen as of December 31, 2007 and no new Participants shall be permitted after such date.  As provided hereinafter, the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) shall have the power to remove any Participant from the Plan, whether or not he or she has begun to receive benefits hereunder.

Any Participant may be removed from the Plan by the Compensation Committee at any time “for cause”, as determined by the Compensation Committee in its sole discretion, whether or not the Participant has begun to receive payments under the Plan,  and whether or not the Participant’s employment has been terminated.  “Cause” shall include, without limitation, rendering services in any capacity to a competitor of the Company without the consent of the Compensation Committee.  Neither the Participant nor his spouse shall be entitled to receive any payments from the Plan from and after the date of the removal of the Participant nor have any cause of action as a result of such removal.  The Participant (or his spouse) shall not be required to return any payments made prior to removal of the Participant from the Plan.

2.2 Transfer of Arch Employees and Reserves.  As of February 8, 1999, the effective date of the spin-off of Arch Chemicals, Inc. (“Arch”) from the Company (the “Arch Spin-off Date”), the employment of certain Company employees, who were defined as “Arch Employees” within the meaning of the Employee Benefits Allocation Agreement as of the same date, was transferred to Arch or its affiliated companies. Those Arch Employees who had been participating in this Plan immediately commenced participation in a non-qualified pension plan of Arch (the “Arch Plan”), and Olin transferred to Arch the reserves reflecting the value of the accrued liabilities of such employees under this Plan.  From and after the Arch Spin-off Date, neither Olin nor this Plan shall have any liability with respect to the former participation by such Arch Employees in this Plan.  References to the Arch Plan in this Plan are descriptive only, and neither the Company nor this Plan guaranties any payments or rights under the Arch Plan.

ARTICLE III.   BENEFITS

3.1 Benefit Formula. Upon retirement, as hereinafter provided and subject to Section 1.3, a Participant shall be entitled to receive an annual “Retirement Allowance Benefit” equal to the lesser of (a) and (b) below:

(a) three percent (3%) of the Participant’s Average Compensation, multiplied by his Years of Benefit Service credited while the employee was a Participant in this Plan, plus one and one-half percent (1.5%) of the Participant’s Average Compensation multiplied by his Years of Benefit Service credited under all qualified plans of Olin Corporation or its affiliates while the employee was not a Participant in this Plan, provided that the resulting percentage of Average Compensation shall be reduced by one-third of one percent (1/3%) for each month by which the Participant’s benefits begin prior to his sixty-second (62nd) birthday; reduced by the sum of

(i) the Participant’s annual retirement allowance payable from all Olin qualified and nonqualified defined benefit pension plans of the Company and all Employing Companies, including, without limitation, the Olin Corporation Employees Pension Plan which was previously known as the Nonbargaining Employees’ Pension Plan of Olin Corporation and prior to that as the Olin Salaried Pension Plan (all such plans being collectively referred to in this Plan as the “Olin Employees Pension Plan”), and the equivalent actuarial value of any other arrangement with the Company which the Plan Administrator, in its sole discretion, determines to be a pension supplement (collectively referred to hereinafter as the “Other Olin Plans”) ; and

(ii) fifty percent (50%) of the Participant’s Primary Social Security Benefit.

(b) fifty percent (50%) of the Participant’s Average Compensation, reduced by the sum of

(i) the amount of annual retirement benefits from the Olin Employees Pension Plan and all Other Olin Plans and all qualified and non-qualified deferred compensation plans of the Participant’s previous and subsequent employers; and

(ii) fifty percent (50%) of the Participant’s Primary Social Security Benefit.

(c) For purposes of this benefit formula, “Average Compensation”, “Years of Benefit Service”, and “Primary Social Security Benefit” shall have the same definition as that contained in the Olin Employees Pension Plan; provided, however, that (i) Average Compensation under this Plan shall include deferred amounts of regular salary and deferrals under management incentive plans (other than the Performance Share Programs and other long-term incentive and long-term bonus plans); (ii) in calculating Average Compensation, executive severance which is payable to certain Participants under employment agreements shall be treated as if paid over the number of months used to calculate the amount of such severance, even if such severance is received in a lump sum; (iii) Average Compensation shall be calculated without regard to the dollar limitations imposed by Section 401(a)(17) of the Internal Revenue Code; and (iv) Years of Benefit Service shall include service imputed as a result of treating executive severance as having been received over the number of months used to calculate such severance.  Notwithstanding the preceding, the Plan was frozen as of December 31, 2007, and Average Compensation, Years of Benefit Service and Primary Social Security Benefit shall all be determined as of December 31, 2007 (or such earlier date as applicable).

(d) The annual retirement allowances payable under the Olin Employees Pension Plan, Other Olin Plans and from the qualified and non-qualified deferred compensation plans of the Participant’s previous and subsequent employers, which are to be used to reduce the benefit payable under (a) or (b) above, shall be determined assuming (i) that the Participant selected a 50% joint and survivor annuity under such plans, (ii) began receiving benefits thereunder at their actual or estimated commencement date (rather than the commencement date for benefits under this Plan), and (iii) using the actuarial equivalent factors specified in the plans which are the subject of the offset or, if such factors are not reasonably available, such reasonable factors as may, from time to time, be elected by the Plan Administrator.

ARTICLE IV.   PAYMENT OF BENEFITS

4.1 409A Participants.

(a) Benefit Commencement Date.  A 409A Participant shall commence Retirement Allowance Benefits upon termination of employment with the Company if such 409A Participant is at least age 55 at time of termination, or shall commence at age 65 if such 409A Participant is less than age 55 at time of termination.  Notwithstanding the preceding sentence, any 409A Participant who has completed at least seven (7) Years of Creditable Service (as defined in the Olin Employees Pension Plan) and who is at least age fifty-two (52) and less than age fifty-five (55) on the date his service is terminated by the Company (without taking into account any severance period) other than (i) for cause or (ii) as a result of a voluntary termination, shall commence Retirement Allowance Benefits upon the later of (i) age 55 or (ii) the date such 409A Participant would have obtained ten (10) Years of Creditable Service had such person continued working.

In the case of 409A Participants who transfer directly at the time of the applicable sale to Global Brass and Copper Acquisition Co. (“Global”), “termination of employment with the Company” or “terminated by the Company” under the prior paragraph shall be construed to mean termination of service from or by Global (and their affiliates, and/or any successor thereto).  Service with Global (and their affiliates, and/or any successor thereto) shall be credited toward Years of Creditable Service for purposes of determining benefit commencement timing, but shall not be treated as “Years of Benefit Service” for the purpose of calculating the amount of the benefit under this Plan.

(b) Form of Payment Election.  For the transition period beginning January 1, 2008 and ending December 31, 2008, any 409A Participant may elect to have his Retirement Allowance Benefits payable in (i) a single lump sum or (ii) any annuity optional form of payment then currently available to the 409A Participant (assuming he was retirement eligible) under the Olin Employees Pension Plan.  Such payment election shall be made in accordance with Code Section 409A (and applicable Internal Revenue Service transition relief) and subject to the following provisions.  After December 31, 2008, any then effective payment election shall be irrevocable for the duration of a 409A Participant’s participation in the Plan except as set forth in paragraph (d) below.  No payment election made in 2008 under this transition relief will apply to Retirement Allowance Benefits that would otherwise be payable in 2008, nor may such election cause Retirement Allowance Benefits to be paid in 2008 that would not otherwise be payable in 2008.  No payment election under this transition relief may be made retroactively, or when Retirement Allowance Benefits payments are imminent.

(c) Timely Election Failure.  Failure to make a timely form of payment election as provided in paragraph (b) above will result in such 409A Participant being deemed to have elected a single lump sum payment with respect to his Retirement Allowance Benefits.  Such deemed election shall be irrevocable for the duration of a 409A Participant’s participation in the Plan except as set forth in paragraph (d) below.   To the extent that a 409A Participant elects to receive an annuity optional form of payment, but does not timely elect the specific annuity optional form of payment as provided herein, such 409A Participant shall be deemed to have elected a single life annuity if single or shall be deemed to have elected a 50% joint and survivor annuity if married (with the spouse as beneficiary).

(d) Subsequent Change in Form of Payment Election.  A 409A Participant may change the form of payment election with respect to the his Retirement Allowance Benefits so long as: (i) the new payment election is made at least twelve (12) months before the original payment commencement date, (ii) the new payment election does not take effect until at least twelve (12) months after the date on which such election is made, and (iii) the original payment commencement date as determined in paragraph (a) is deferred for a period of five (5) years.

Notwithstanding the foregoing, to the extent that a 409A Participant’s payment form election with respect to his Retirement Allowance Benefits is a “life annuity” (as defined under Code Section 409A), the 409A Participant may change such election to any annuity optional form of payment then currently available to the Participant (assuming he was retirement eligible) under the Olin Employees Pension Plan provided that:

(1) such optional form is also a “life annuity” (as defined under Code Section 409A) which is actuarially equivalent (as determined under Code Section 409A);

(2) such election to change is timely made before the first scheduled annuity payment date of the original election; and

(3) such first scheduled annuity payment date does not change as a result of the new election.

(e) Election Forms.  The elections with respect to a 409A Participant’s Retirement Allowance Benefits (including the change in payment election provisions under paragraph (d) above) shall be made on a form approved by the Committee and filed with the Committee in the time and manner prescribed by the Committee.

(f) Six Month Delay Rule.  If, at the time the 409A Participant becomes entitled to Retirement Allowance Benefit payments under the Plan, the 409A Participant is a Specified Employee (as defined and determined under Code Section 409A), then, notwithstanding any other provision in the Plan to the contrary, the following provision shall apply.  No Retirement Allowance Benefit payments considered deferred compensation under Code Section 409A, which are payable upon a 409A Participant’s termination as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to the 409A Participant until the date that is six (6) months after the 409A Participant’s termination.  Any such Retirement Allowance Benefit payments that would otherwise have been paid to the 409A Participant during this six-month period shall instead be aggregated and paid to the 409A Participant on the date that is six (6) months after the 409A Participant’s termination.  Any Retirement Allowance Benefit payments to which the 409A Participant is entitled to be paid after the date that is six (6) months after the 409A Participant’s termination shall be paid to the 409A Participant in accordance with the applicable terms of this Plan.

(g) Payments.  Notwithstanding anything in the foregoing, a Retirement Allowance Benefit payment shall be paid (or commence to be paid) on or as soon as practicable after the date determined pursuant to the above but not later than 60 days after such date.

(h) Adjustments.  A 409A Participant’s Retirement Allowance Benefits shall be subject to early retirement reductions based upon the applicable benefit commencement date and shall also be subject to any applicable actuarial adjustments based on the applicable optional form of payment chosen by such 409A Participant.   Such early retirement reduction factors, conversion factors and actuarial adjustments shall be the same as those specified in the Olin Employees Pension Plan; provided, however, that in the case of a 409A Participant who elects the single lump sum payment form, the single lump sum payment shall be determined using an annuity purchase rate based upon a discount rate equal to the rate for a zero coupon Treasury strip (determined approximately at the time that the single lump sum payment is to be made) with a maturity that approximates the 409A Participant’s life expectancy determined as of the date the payment is scheduled to be made (and such single lump sum payment shall be adjusted for married participants to reflect the subsidy provided in the following proviso); provided, further, that in the case of a 409A Participant who elects a joint and 50% survivor annuity with the 409A Participant’s spouse as the joint annuitant, there shall be no actuarial reduction for the death benefit protection; and provided, further, that in the case of a 409A Participant who elects one of the other joint and survivor annuity options with the 409A Participant’s spouse as the joint annuitant, the benefit amounts payable shall be actuarial equivalent to the joint and 50% survivor annuity determined under the previous proviso.

4.2 Grandfathered Participants.  Any Grandfathered Participant shall commence benefits under this Plan at age 65 and may elect at such time to have his Retirement Allowance Benefits payable in any annuity optional form of payment then currently available to the Grandfathered Participant (assuming he was then retirement eligible) under the Olin Employees Pension Plan; provided, however, that his Retirement Allowance Benefits will be calculated assuming that the Grandfathered Participant did not commence benefits under the Olin Employees’ Pension Plan until reaching age 65, even though his actual commencement date under the Olin Employees Pension Plan may have been earlier.  The election of the form of annuity shall be made anytime prior to the scheduled commencement date.  A Grandfathered Participant’s Retirement Allowance Benefits shall be subject to any applicable actuarial adjustments based on the applicable annuity optional form of payment chosen by such Grandfathered Participant.   Such conversion factors and actuarial adjustments shall be the same as those specified in the Olin Employees Pension Plan; provided, however, that in the case of a 409A Participant who elects a joint and 50% survivor annuity with the Participant’s spouse as the joint annuitant, there shall be no actuarial reduction for the death benefit protection; and provided, further, that in the case of a Grandfathered Participant who elects one of the other joint and survivor annuity options with the Grandfathered Participant’s spouse as the joint annuitant, the benefit amounts payable shall be actuarial equivalent to the joint and 50% survivor annuity determined under the previous proviso.

4.3 Surviving Spouse Benefit.

(a) The Surviving Spouse of a Participant who dies after commencing Retirement Allowance Benefit payments under Sections 4.1 or 4.2 of this Plan shall receive a death benefit under this Plan only if the form of payment selected by, or in force with respect to, the Participant under this Plan provides for a death benefit.  No death benefit shall be payable to a Surviving Spouse if the Participant received a single lump sum payment of his Retirement Allowance Benefits.  Notwithstanding the foregoing, to the extent that a Participant dies during the six month delay period imposed under Section 4.1(f), the amount the Participant would have otherwise received prior to his death absent such delay shall be paid to his Surviving Spouse (or estate if applicable).  For purposes of this Section 4.3, whether a Participant has “commenced” benefits shall be determined without regard to Section 4.1(f).

(b) The Surviving Spouse of any Participant who dies prior to commencing Retirement Allowance Benefit payments shall be entitled to receive a benefit equal to 50% of the benefit that the Participant would have been entitled to had he survived to the earliest date on which he could commence benefits hereunder, and retired and commenced monthly benefits (in the form of a single life annuity) under the Plan.

(c) Notwithstanding (a) or (b) above, if the Surviving Spouse is more than four years younger than the Participant, then the “joint and survivor annuity” benefit payable to the Participant (and the Surviving Spouse’s portion of such benefit) shall be calculated by using the Participant’s actual age, and the Surviving Spouse’s actual age increased by four (4) years.

(d) For purposes of this Plan, the term “Surviving Spouse” shall mean the person to whom a Participant is validly married at the date of his death, as evidenced by a marriage certificate issued in accordance with state law; provided however, that (i) if a Participant’s spouse at his or her death was not the Participant’s spouse at least 12 months prior to the Participant’s death, such person shall not constitute a Surviving Spouse and no benefits to such person shall be paid under Section 4.3(b), (ii) common law marriages shall not be recognized hereunder, and (iii) the term “spouse” for purposes of this Plan shall include a “Domestic Partner” as such term is defined and determined under the Olin Employees Pension Plan.  The Plan does not permit any beneficiary other than a spouse (as defined in the preceding sentence) to be designated under the Plan.

4.4 Benefit Upon a Change in Control or 409A Change in Control.

(a) Lump Sum Payment.  The sale or spin-off, as applicable, of the Olin Brass division, Chase Brass and Copper Company, Primex Technologies, Inc. and Arch from Olin shall not be deemed to be a Change in Control or 409A Change in Control entitling any Participant or Surviving Spouse herein to benefits under this Plan.

Notwithstanding any other provision of the Plan, upon a Change in Control, each Grandfathered Participant and Retired Participant (or if applicable, their Surviving Spouses) covered by the Plan shall automatically be paid a single lump sum amount in cash by the Company sufficient to purchase an annuity which shall provide such person with the same monthly after-tax benefit as he would have received under the Plan based on the benefits accrued (or payable) to such person hereunder as of the date of the Change in Control.

Notwithstanding any other provision of the Plan, upon a 409A Change in Control, each 409A Participant (or if applicable, his Surviving Spouse) covered by the Plan shall automatically be paid a single lump sum amount in cash by the Company sufficient to purchase an annuity which shall provide such person with the same monthly after-tax benefit as he would have received under the Plan based on the benefits accrued (or payable) to such person hereunder as of the date of the 409A Change in Control.

Payment under this Section shall not in and of itself terminate the Plan, but such payment shall be taken into account (as an actuarially equivalent offset) in calculating benefits under the Plan which may otherwise become due the Participant (or if applicable, his Surviving Spouse) thereafter.

(b) No Divestment.  If a Participant is removed from participation in the Plan after a Change of Control or 409A Change of Control has occurred, in no event shall his benefit accrued prior thereto be adversely affected.

Following a Change-of-Control or 409A Change-of-Control, no action shall be taken under the Plan that will cause any benefits payable to a Grandfathered Participant or Retired Participant (or their applicable Surviving Spouses) to be subject to Code Section 409A coverage, or cause any benefits payable to a 409A Participant (or his Surviving Spouse) to fail to comply in any respect with Code Section 409A, in either case without the written consent of the Participant or Surviving Spouse (as applicable).

(c) Change in Control Defined.  For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if

(i) the Company ceases to be, directly or indirectly, owned of record by at least 1,000 stockholders; or

(ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 of the Act) of 20% or more of the then outstanding voting stock of the Company; or

(iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (together with any new Director whose election by the Company’s Board of Directors or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors of the Company then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office; or

(iv) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the shareholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entities, if any, that succeed to the business of the Company or (y) the combined company); or

(v) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(d) 409A Change in Control Defined.  For purposes of the Plan, a “409A Change in Control” shall have the same meaning ascribed to “Change of Control” under the Olin Corporation Supplemental Contributing Employee Ownership Plan.

(e) Arbitration.  Any dispute or controversy arising under or in connection with the Plan subsequent to a Change in Control or 409A Change in Control shall be settled exclusively by arbitration at Olin’s headquarters, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

ARTICLE V.   FUNDING

5.1 Unfunded Plan.  This Plan shall be unfunded at all times.  All payments under this Plan shall be made from the general assets of the Company.  No provision shall at any time be made with respect to segregating any assets of the Company for payment of benefits hereunder.  No Participant or Surviving Spouse shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Plan and shall have the rights only of a general unsecured creditor of the Company with respect to any rights under the Plan.

5.2 Liability for Payment.  The Company shall pay the benefits provided under this Plan with respect to Participants who are employed, or were formerly employed by it during their participation in the Plan.  The obligations of the Company shall not be funded in any manner.

5.3 No Guaranty of Payment.  Nothing contained in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

5.4 Anti-alienation.  No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

ARTICLE VI.   PLAN ADMINISTRATION

6.1 Plan Administrator.  The Company hereby appoints the Benefit Plan Review Committee (or any successor or replacement committee) as the Plan Administrator (the “Plan Administrator” or “Committee”).

6.2 Powers, Duties and Responsibilities.  Except for those powers expressly reserved to Olin’s Board of Directors or Compensation Committee, the Plan Administrator shall have all power to administer the Plan in accordance with the terms of the Plan.  The Plan Administrator shall have the absolute discretion and power to determine all questions arising in connection with the administration and application of the Plan.  The Plan Administrator shall have the sole discretion and authority to decide all questions about the interpretation of the Plan provisions, rules and regulations and to resolve any claims for Plan benefits.  As such, benefits under the Plan shall be paid only if the Plan Administrator decides in its sole discretion that the applicant is entitled to them.  Any such determinations by the Plan Administrator shall be conclusive and binding upon all persons.  The Plan Administrator may correct any defect or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan; provided, however, that such interpretation or construction shall be consistent with the intent of the Plan.

The Plan Administrator shall:

(a) compute the amount and kind of benefits (if any) to which any Participant or Surviving Spouse shall be entitled hereunder;

(b) determine all questions relating to eligibility of Company employees to participate or continue participation in the Plan;

(c) maintain all necessary records for the administration of the Plan;

(d) interpret the provisions of the Plan;

(e) assist any Participant or Surviving Spouse regarding his rights, benefits or elections available under the Plan;

(f) communicate to Participants and Surviving Spouses concerning the provisions of the Plan; and

(g) prescribe such rules (including applicable claim procedures) and forms as it shall deem necessary or proper for the administration of the Plan.

6.3 Records and Reports.  The Plan Administrator shall keep a record of all actions taken and shall keep such other books of account, records and other information that the Committee may deem necessary or desirable for proper administration of the Plan.

6.4 Appointment of Advisors.  The Plan Administrator may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.  For purposes of this Plan, the Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan or Olin Employees Pension Plan (or any other arrangement contemplated herein).

6.5 Indemnification of Members.  The Company shall indemnify and hold harmless any member of the Committee from any liability incurred in his or her capacity as such for acts which he or she undertakes in good faith as a member of such Committee.

6.6 409A Compliance.  To the extent any provision of the Plan or action by the Committee or Company would subject any Participant to liability for interest or additional taxes under Code Section 409A, or make Retirement Allowance Benefits payable to Grandfathered Participants and Retired Participants subject to Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will comply with Code Section 409A to the extent applicable, and that the Retirement Allowance Benefits payable to Grandfathered Participants and Retired Participants be exempt from Code Section 409A coverage, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A and to maintain Code Section 409A exemption for the Retirement Allowance Benefits payable to Grandfathered Participants and Retired Participants.

For purposes of this Plan with respect to Retirement Allowance Benefits payable to 409A Participants, a “termination of employment”, “termination”, “retirement” or “separation from service” (or other similar term having a similar import) under this Plan shall have the same meaning as a “separation from service” as defined in Code Section 409A (provided that no separation of service shall be deemed to occur on result of an individual’s death).

The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits.  A Participant (or Surviving Spouse) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Code Section 409A), and the Company shall have no obligation to indemnify or otherwise hold a Participant (or Surviving Spouse) harmless from any or all of such taxes or penalties.

ARTICLE VII.   TERMINATION AND AMENDMENT

7.1 Amendment or Termination.  The Company may amend or terminate the Plan at any time, in whole or in part, by action of its Board of Directors or any duly authorized committee or officer.  No amendment or termination of the Plan shall adversely affect the vested benefits payable hereunder to any Participant for service rendered prior to the effective date of such amendment or termination.

ARTICLE VIII.    MISCELLANEOUS

8.1 Gender and Number.  Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where such would apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in another form in all cases where they would so apply.

8.2 Action by the Company.  Whenever the Company under the terms of this Plan is permitted or required to do or perform any act or thing, it shall be done and performed by an officer or committee duly authorized by the Board of Directors of the Company.

8.3 Headings.  The headings and subheadings of this Plan have been inserted for convenience of reference only and shall not be used in the construction of any of the provisions hereof.

8.4 Governing Law.  To the extent that state law has not been preempted by the provisions of ERISA or any other laws of the United States heretofore or hereafter enacted, this Plan shall be construed and administered under the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).

8.5 No Enlargement of Employee Rights.  No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company, nor to create or confer on any Participant the right to receive future benefit accruals hereunder with respect to any future period of service with the Company.  Nothing in the Plan shall interfere in any way with the right of the Company to terminate a Participant’s service at any time with or without cause or notice, whether or not such termination results in any adverse effect on the Participant’s interests under the Plan.

8.6 Incompetency.  In the event that the Plan Administrator determines that a Participant is unable to care for his affairs because of illness or accident or any other reason, any amounts payable under this Plan may, unless claim shall have been made therefor by a duly appointed guardian, conservator, committee or other legal representative, be paid by the Plan Administrator to the spouse, child, parent or other blood relative or to any other person deemed by the Plan Administrator to have incurred expenses for such Participant, and such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

8.7 Olin Employees Pension Plan.  Any other benefit payable under the Olin Employees Pension Plan (or other applicable plan) shall be paid solely in accordance with the terms and conditions of the Olin Employees Pension Plan (or other applicable plan), and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Olin Employees Pension Plan (or other applicable plan).

8.8 Unclaimed Benefit.  Each Participant shall keep the Company informed of his current address and the current address of his spouse.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Retirement Allowance Benefit would otherwise be made or commence, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse for the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

8.9 Limitations on Liability.  Notwithstanding any other provision of the Plan, neither the Company, the Committee nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.10 Duties of Participants and Surviving Spouses.  A Participant or Surviving Spouse shall, as a condition of receiving benefits under this Plan, be obligated to provide the Committee with such information as the Committee shall require in order to calculate benefits under this Plan or otherwise administer the Plan.

8.11 Taxes and Withholding.  As a condition to any payment or distribution pursuant to the Plan, the Company may require a Participant (or as applicable, the Surviving Spouse) to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant (or as applicable, the Surviving Spouse) thereunder.  The Company may deduct or withhold such sum from any payment or distribution to the Participant (or as applicable, the Surviving Spouse).

8.12 Treatment for other Compensation Purposes.  Payments received by a Participant (or as applicable, the Surviving Spouse) under the Plan shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.